____________, 2000

T. Rowe Price Short-Term U.S. Government Fund, Inc.
100 East Pratt Street
Baltimore, Maryland 21202

T. Rowe Price Short-Term Bond Fund, Inc.
100 East Pratt Street
Baltimore, Maryland 21202

Dear Sirs:

         We are acting as counsel to T. Rowe Price Short-Term U. S. Government Fund, Inc. ("Short-Term Government Fund") and T. Rowe Price Short-Term Bond Fund, Inc. ("Short-Term Bond Fund") in connection with the proposed transfer of assets (the "Reorganization") of Short-Term Government Fund to Short-Term Bond Fund in exchange for shares of Short-Term Bond Fund (the "Shares") pursuant to an Agreement and Plan of Reorganization dated September [], 2000 (the "Agreement").

         In connection with rendering the opinions expressed herein, we have examined Short-Term Bond Fund's Registration Statement on Form N-14 (the "Registration Statement") relating to the Shares of Short-Term Bond Fund to be offered in exchange for the assets of Short-Term Government Fund, and containing the preliminary prospectus and proxy statement relating to the transaction (collectively, the "Prospectus"), to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including the form of the Agreement included as Exhibit A to the Prospectus.

         In our examination of the foregoing documents we have assumed the genuineness of all signatures, the authority of each signatory, the due execution and delivery of all documents by all parties, the authenticity of all agreements, documents, certificates and instruments submitted to us as originals, the conformity of the Agreement to be executed and delivered by the parties with the form of the Agreement contained in the Prospectus,
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and the conformity with originals of all agreements, documents, certificates and instruments submitted to us as copies.

         In rendering the opinions expressed herein, we have assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Prospectus. As to other questions of fact material to this opinion, we have assumed, with your approval and without independent investigation or verification, that the following facts will be accurate and complete as of the consummation of the Reorganization (the "Closing Date").

1. The fair market value of the Shares to be received by each Short-Term Government Fund shareholder will be equal to the fair market value of the Short-Term Government Fund shares surrendered in exchange therefor upon the liquidation of Short-Term Government Fund.
2. Short-Term Government Fund will not have redeemed its shares, and will not have made distributions with respect to its shares other than those which are consistent with past custom and practice, prior or incident to and as part
of the Reorganization. For purposes of this assumption, shares of   Short-Term
Government Fund required to be redeemed by Short-Term Government Fund prior to the Reorganization and not as part of the Reorganization but in the ordinary course of its business as an open-end investment company pursuant to Section 22(e) of the Investment Company Act of 1940, as amended (the "ICA"), shall not be taken into account. No shareholders of Short-Term Government Fund will exercise dissenters rights with respect to the Reorganization.
3. Pursuant to the Agreement, Short-Term Government Fund will distribute in liquidation of Short-Term Government Fund, the Shares of Short-Term Bond Fund received by Short-Term Government Fund in the Reorganization.
4. Short-Term Bond Fund will not assume any liabilities of Short-Term Government Fund in the Reorganization, nor will any assets transferred pursuant to the Reorganization be subject to any liabilities, and Short-Term Bond Fund will pay no consideration other than the Shares in connection with the Reorganization.
5. All expenses incurred by Short-Term Government Fund with respect to the Reorganization will be borne by Short-Term Government Fund or its investment adviser. Each shareholder of Short-Term Government Fund will pay its respective share of the expenses, if any, incurred in connection with the Reorganization. Short-Term Bond Fund or its investment adviser will pay the expenses, if any, incurred by it in connection with the Reorganization.
6. No intercorporate indebtedness will exist between Short-Term Bond Fund and Short-Term Government Fund that was issued, acquired, or will be settled at a discount.
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7.       Short-Term Government Fund will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any stock of Short-Term Bond Fund.
8. The assets of Short-Term Government Fund transferred to Short-Term Bond Fund will include all assets owned by Short-Term Government Fund at fair market value on the Closing Date net of reserves and excludable assets as provided in the Agreement.
9. In accordance with the terms of the Agreement, Short-Term Government Fund will transfer all of its business and will transfer assets to Short-Term Bond Fund representing at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Short-Term Government Fund immediately prior to the Reorganization. For purposes of this assumption, amounts paid by Short-Term Government Fund to shareholders who receive cash or other property, amounts paid to dissenters, amounts used by Short-Term Government Fund to pay its reorganization expenses or other liabilities, and all redemptions and distributions (other than regular, normal redemptions and dividends) made by Short-Term Government Fund immediately preceding the Reorganization will be included as assets of Short-Term Government Fund held immediately prior to the Reorganization.
10. Short-Term Government Fund will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").
11. No cash will be paid to the shareholders of Short-Term Government Fund in lieu of fractional shares.
12. For federal income tax purposes, Short-Term Government Fund will qualify as a regulated investment company (as defined in Code Section 851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 will apply to Short-Term Government Fund and will continue to apply through the Closing Date.
13. As of the Closing Date, Short-Term Government Fund will have declared to its shareholders of record a dividend or dividends payable prior to closing, which together with all previous such dividends will have the effect of distributing all of Short-Term Government Fund's investment company taxable income plus the excess of its interest income, if any, excludable from gross income under Code Section 103(a) over its deductions disallowed under Sections 265 and 171(a)(2) for the taxable year of Short-Term Government Fund ending on the Closing Date and all its net capital gain realized in such taxable year.
14. Neither Short-Term Bond Fund nor any person related thereto within the meaning of Treasury Regulation Section 1.368-1(e) will have any plan or intention to reacquire any of the Shares of Short-Term Bond Fund issued in the Reorganization. For purposes of this assumption, Shares of Short-Term Bond Fund required to be redeemed by Short-Term Bond Fund not as part of the Reorganization but in the ordinary course of its business as an
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open-end investment company pursuant to Section 22(e) of the ICA shall not be taken into account.
15. Short-Term Bond Fund will have no plan or intention to sell or otherwise dispose of any of the assets of the Short-Term Government Fund acquired in the Reorganization, except for dispositions made in the ordinary course of business.
16. Following the Reorganization, Short-Term Bond Fund will continue Short-Term Government Fund's historic business or use a significant portion of Short-Term Government Fund's historic business assets in its business.
17. Short-Term Bond Fund will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any stock of Short-Term Government Fund.
18. Short-Term Bond Fund will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).
19. For federal income tax purposes, Short-Term Bond Fund will qualify as a regulated investment company (as defined in Code Section 851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 will apply to Short-Term Bond Fund prior to the Reorganization and will continue to apply after the Closing Date.

         We note that our opinion is expressly limited to the federal laws of the United States.

         Based on the foregoing and subject to the assumptions and limitations set forth above, and such examination of law as we have deemed necessary, we are of the opinion that:

1. The Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code;
2. Short-Term Government Fund and Short-Term Bond Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;
3. Pursuant to Sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by Short-Term Government Fund upon the transfer of its assets to Short-Term Bond Fund in exchange solely for shares of Short-Term Bond Fund as a result of the Reorganization or upon the distribution (whether actual or constructive) of the Shares of Short-Term Bond Fund in complete liquidation of Short-Term Government Fund;
4. Pursuant to Section 1032(a) of the Code, no gain or loss will be recognized by Short-Term Bond Fund upon its acquisition of Short-Term Government Fund's assets solely in exchange for Shares of Short-Term Bond Fund;
5. Pursuant to Section 362(b) of the Code, the basis of the assets of Short-Term Government Fund acquired by Short-Term Bond Fund will be the same as the basis of such assets when held by
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Short-Term Government Fund immediately prior to the Reorganization;
6. Pursuant to Section 1223(2) of the Code, the holding period of the assets of Short-Term Government Fund acquired by Short-Term Bond Fund will include the period during which such assets were held by Short-Term Government Fund;
7. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by a shareholder of Short-Term Government Fund upon the exchange of his or her shares solely for Shares of Short-Term Bond Fund, including fractional shares, in liquidation of Short-Term Government Fund;
8. Pursuant to Section 358(a)(1) of the Code, the basis of the Shares of Short-Term Bond Fund received by former Short-Term Government Fund shareholders will be the same as the basis of Short-Term Government Fund shares surrendered in exchange therefor; and
9. Pursuant to Section 1223(1) of the Code, the holding period for Shares of Short-Term Bond Fund received by each shareholder of Short-Term Government Fund in exchange for his or her shares of Short-Term Government Fund will include the period during which such shareholder held shares of Short-Term Government Fund (provided Short-Term Government Fund shares were held as capital assets on the date of the exchange).
10. The taxable year of Short-Term Government Fund will end on the effective date of the Reorganization; and, pursuant to Section 381(a) of the Code and the regulations thereunder, Short-Term Bond Fund will succeed to and take into account certain tax attributes of Short-Term Government Fund, such as earnings and profits.
         The opinions expressed herein are based upon currently applicable statutes and regulations and existing interpretations. We can provide no assurance that such statutes or regulations, or existing judicial or administrative interpretations thereof, will not be amended, revoked or modified (possibly prior to the Closing Date) in a manner which would affect our conclusions. Finally, we note that this opinion is solely for the benefit of the addressees hereof in connection with the transaction described herein and, except as otherwise provided herein, should not be referred to, used, relied upon or quoted (with or without specific reference to our firm) in any documents, reports, financial statements or otherwise, without our prior written consent.

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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement or in the Prospectus constituting part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/Swidler Berlin Shereff Friedman, LLP
Swidler Berlin Shereff Friedman, LLP